EXHIBIT 24.1
          KPMG PEAT MARWICK LLP

          600 Clinton Square  Telephone 716 454 1644   Telefax 716 454 1469
          Rochester, NY 14604



                            Independent Auditors' Consent



          The Board of Directors
          FNB Rochester Corp.:

          We consent to incorporation by reference in the registration statement on Form S-8 of FNB Rochester Corp. of our report dated February 2, 1996, relating to the consolidated statements of financial condition of FNB Rochester Corp. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, which report has been incorporated by reference in the December 31, 1995 annual report on Form 10-K of FNB Rochester Corp.


          s/KPMG Peat Marwick LLP

          Rochester, New York
          October 21, 1996